Exhibit 99.2

MARCUS & MILLICHAP, INC. EXPANDS BOARD OF DIRECTORS

- Appoints Lauralee Martin to Board and Audit Committee –

CALABASAS, Calif.— (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today announced that it has expanded the Board of Directors with the appointment of Ms. Lauralee Martin, effective August 1, 2019. Ms. Martin will serve as a member of the Board’s Audit Committee.

George Marcus, Marcus & Millichap’s Co-Chairman stated, “We are pleased to welcome Lauralee to the board of directors. Ms. Martin brings valuable perspective drawn from her prior roles as Chief Executive Officer of HCP, a real estate investment trust specializing in health care assets, as well in her executive corporate officer leadership and financial positions at Jones Lang LaSalle. In addition, Lauralee has served on a number of public company boards. Her extensive experience with the commercial real estate services industry along with mergers and acquisitions will be a beneficial resource to the Company as we continue our efforts to grow and enhance the services we provide to our clients.”

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., from October 2013 to July 2016 and served on its board of directors from 2008 to 2016. Prior to joining HCP, Ms. Martin was with Jones Lang LaSalle Inc., of one of largest publically traded real estate services companies, serving from 2002 to 2013 in various high-level capacities, including: CEO, Americas, Global Chief Operating and Financial Officer as well as Global Chief Financial Officer. Ms. Martin also served on its Board of Directors from 2005 to 2013. Prior to her tenure at Jones Lang LaSalle, Ms. Martin served as Chief Financial Officer of Heller Financial where she helped take the company public in 1998. Prior to that, Ms. Martin was with GE Capital for 10 years holding various roles, including President of General Electric Mortgage.

In addition to her corporate roles, Ms. Martin possesses extensive board experience. She currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group. In the past, she has served as director of ABM Industries, KeyCorp and Gables Residential Trust. In addition to her corporate board service, Ms. Martin has served as a Trustee of the Urban Land Institute and the International Council of Shopping Centers.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2019, the Company had over 1,900 investment sales and financing professionals in over 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 1,950 transactions for the three months ended March 31, 2019, with a sales volume of approximately $9.8 billion. For additional information, please visit www.MarcusMillichap.com.

Contacts

Investor Relations:

ICR, Inc.

Evelyn Infurna, (203) 682-8265

evelyn.infurna@icrinc.com